Exhibit 4.2

ADAPTIVE INSIGHTS, INC.

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

THIS AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT (the “Agreement”) is entered into as of June 22, 2015, by and among ADAPTIVE INSIGHTS, INC., a Delaware corporation (the “Company”), and the investors listed on Exhibit A hereto, referred to hereinafter as the “Investors” and each individually as an “Investor.”

RECITALS

WHEREAS, certain of the Investors are purchasing shares of the Company’s Series G Preferred Stock (the “Series G Stock”), pursuant to that certain Series G Preferred Stock Purchase Agreement (the “Purchase Agreement”) of even date herewith (the “Financing”);

WHEREAS, the obligations set forth in the Purchase Agreement are conditioned upon the execution and delivery of this Agreement;

WHEREAS, certain of the Investors (the “Prior Investors”) are holders of the Company’s Series A Preferred Stock (the “Series A Stock”), Series B Preferred Stock (the “Series B Stock”), Series C Preferred Stock (the “Series C Stock”), Series D Preferred Stock (the “Series D Stock”), Series E Preferred Stock (the “Series E Stock”), Series E-1 Preferred Stock (the “Series E-1 Stock”), Series F Preferred Stock (the “Series F Stock” and together with the Series A Stock, the Series B Stock, the Series C Stock, the Series D Stock, the Series E Stock, the Series E-1 Stock and the Series G Stock, the “Preferred Stock”);.

WHEREAS, the Prior Investors and the Company are parties to an Amended and Restated Investor Rights Agreement dated May 13, 2013 (the “Prior Agreement”);

WHEREAS, the parties to the Prior Agreement desire to amend and restate the Prior Agreement and accept the rights and covenants hereof in lieu of their rights and covenants under the Prior Agreement; and

WHEREAS, in connection with the consummation of the Financing, the Company and the Investors have agreed to the registration rights, information rights, and other rights as set forth below.

NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. GENERAL.

1.1 Definitions. As used in this Agreement the following terms shall have the following respective meanings:

(a) “Common Stock” means shares of the Company’s common stock.

(b) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(c) “Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor or similar registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

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(d) “Holder” means any person owning of record Registrable Securities that have not been sold to the public or any assignee of record of such Registrable Securities in accordance with Section 2.10 hereof.

(e) “Initial Offering” means the Company’s first firm commitment underwritten public offering of its Common Stock registered under the Securities Act.

(f) “Register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

(g) “Registrable Securities” means (a) Common Stock of the Company issuable or issued upon conversion of the Shares and (b) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such above-described securities. Notwithstanding the foregoing, Registrable Securities shall not include any securities (i) sold by a person to the public either pursuant to a registration statement or Rule 144, or (ii) sold in a private transaction in which the transferor’s rights under Section 2 of this Agreement are not assigned.

(h) “Registrable Securities then outstanding” shall be the number of shares of the Company’s Common Stock that are Registrable Securities and either (a) are then issued and outstanding or (b) are issuable pursuant to then exercisable or convertible securities.

(i) “Registration Expenses” shall mean all expenses incurred by the Company in complying with Sections 2.2, 2.3 and 2.4 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, reasonable fees and disbursements not to exceed twenty-five thousand dollars ($25,000) of a single special counsel for the Holders, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

(j) “SEC” or “Commission” means the Securities and Exchange Commission.

(k) “Securities Act” shall mean the Securities Act of 1933, as amended.

(l) “Selling Expenses” shall mean all underwriting discounts and selling commissions applicable to the sale.

(m) “Shares” shall mean the Company’s Preferred Stock held by the Investors listed on Exhibit A hereto and their permitted assigns.

(n) “Special Registration Statement” shall mean (i) a registration statement relating to any employee benefit plan or (ii) with respect to any corporate reorganization or transaction under Rule 145 of the Securities Act, including any registration statements related to the issuance or resale of securities issued in such a transaction or (iii) a registration related to stock issued upon conversion of debt securities.

SECTION 2. REGISTRATION; RESTRICTIONS ON TRANSFER.

2.1 Restrictions on Transfer.

(a) Each Holder agrees not to make any disposition of all or any portion of the Shares or Registrable Securities unless and until:

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(i) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(ii) (A) The transferee has agreed in writing to be bound by the terms of this Agreement, (B) such Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (C) if reasonably requested by the Company, such Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Securities Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144, except in unusual circumstances. After its Initial Offering, the Company will not require the transferee to be bound by the terms of this Agreement.

(b) Notwithstanding the provisions of subsection (a) above, no such restriction shall apply to a transfer by a Holder that is (A) a partnership transferring to its partners or former partners in accordance with partnership interests or otherwise in accordance with the provisions of the applicable partnership agreement, (B) a corporation transferring to a wholly-owned subsidiary or a parent corporation that owns all of the capital stock of the Holder, (C) a limited liability company transferring to its members or former members in accordance with their interest in the limited liability company or otherwise in accordance with the provisions of the applicable limited liability company operating agreement, (D) an investment fund to its affiliated partnerships or investment funds or any of their respective directors, officers or partners, (E) an individual transferring to the Holder’s family member or trust for the benefit of an individual Holder or (F) a venture capital fund transferring to an affiliated venture capital fund; provided that in each case the transferee will agree in writing to be subject to the terms of this Agreement to the same extent as if he were an original Holder hereunder.

(c) Each certificate representing Shares or Registrable Securities shall be stamped or otherwise imprinted with legends substantially similar to the following (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT BY AND BETWEEN THE STOCKHOLDER AND THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.

(d) The Company shall be obligated to reissue promptly unlegended certificates at the request of any Holder thereof if the Company has completed its Initial Offering and the Holder shall have obtained an opinion of counsel (which counsel may be counsel to the Company) reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification and legend.

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(e) Any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities shall be removed upon receipt by the Company of an order of the appropriate blue sky authority authorizing such removal or an opinion of counsel reasonably acceptable to the Company to the effect that the securities may lawfully be disposed of without registration, qualification and legend.

2.2 Demand Registration.

(a) Subject to the conditions of this Section 2.2, if the Company shall receive a written request from Holders representing twenty percent (20%) of the Registrable Securities (the “Initiating Holders”) that the Company file a registration statement under the Securities Act covering the registration of the Registrable Securities with an anticipated aggregate offering price to the public of at least $10,000,000, then the Company shall, within thirty (30) days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 2.2, effect, as expeditiously as reasonably possible, the registration under the Securities Act of all Registrable Securities that all Holders request to be registered.

(b) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.2 or any request pursuant to Section 2.4 and the Company shall include such information in the written notice referred to in Section 2.2(a) or Section 2.4(a), as applicable. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders (which underwriter or underwriters shall be reasonably acceptable to the Company). Notwithstanding any other provision of this Section 2.2 or Section 2.4, if the underwriter advises the Company that marketing factors require a limitation of the number of securities to be underwritten (including Registrable Securities) then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities on a pro rata basis based on the number of Registrable Securities held by all such Holders (including the Initiating Holders); provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities of the Company are first entirely excluded from the underwriting and registration. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

(c) The Company shall not be required to effect a registration pursuant to this Section 2.2:

(i) prior to the earlier of (A) the third anniversary of the date of this Agreement or (B) one hundred eighty (180) days following the effective date of the registration statement pertaining to the Initial Offering;

(ii) after the Company has effected two (2) registrations pursuant to this Section 2.2, and such registrations have been declared or ordered effective;

(iii) during the period starting with the date of filing of, and ending on the date one hundred eighty (180) days following the effective date of the registration statement pertaining to a public offering, other than pursuant to a Special Registration Statement; provided that the Company is actively and in good faith employing all commercially reasonable efforts to cause such registration statement to become effective and provided, in the case of a public offering other than the Initial Offering, that the Initiating Holders were permitted to register such shares as requested to be registered pursuant to Section 2.3 hereof without reduction by the underwriter thereof;

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(iv) if within thirty (30) days of receipt of a written request from Initiating Holders pursuant to Section 2.2(a), the Company gives notice to the Holders of the Company’s intention to file a registration statement for a public offering, other than pursuant to a Special Registration Statement within ninety (90) days; provided that the Company is actively employing in good faith all commercially reasonable efforts to cause such registration statement to become effective;

(v) if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 2.2, a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided that such right to delay a request shall be exercised by the Company not more than twice in any twelve (12) month period and provided further that the Company shall not register securities for the account of itself or any other stockholder during such 90 day period other than pursuant to a Special Registration Statement;

(vi) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.4 below; or

(vii) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

2.3 Piggyback Registrations.

(a) The Company shall notify all Holders of Registrable Securities in writing at least fifteen (15) days prior to the filing of any registration statement under the Securities Act for purposes of a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding Special Registration Statements) and will afford each such Holder an opportunity to include in such registration statement all or part of such Registrable Securities held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall, within fifteen (15) days after the above-described notice from the Company, so notify the Company in writing. Such notice shall state the intended method of disposition of the Registrable Securities by such Holder. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(b) Underwriting. If the registration statement under which the Company gives notice under this Section 2.3 is for an underwritten offering, the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder to be included in a registration pursuant to this Section 2.3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of this Agreement, if the underwriter determines in good faith that marketing factors require a limitation of the number of shares to be underwritten in order to avoid jeopardizing the success of the offering, the number of shares that may be included in the underwriting shall be allocated, first, to the Company; second, to the Holders on a pro rata basis based on the total number of Registrable Securities held by the Holders; and third, to any stockholder of the Company (other than a Holder) on a pro rata basis; provided, however, that no such reduction shall reduce the amount of securities of the selling Holders included in the registration below twenty-five percent (25%) of the total amount of securities included in such registration, unless such offering is the Initial Offering and such registration does not include shares of any other selling stockholders, in which event any or all of the Registrable Securities of the Holders may be excluded in accordance with the immediately preceding clause and provided further that in no event shall any

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Registrable Securities be excluded from such offering unless all other stockholders’ securities have been first excluded. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least ten (10) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder that is a partnership, limited liability company, corporation or venture capital fund, the partners, retired partners, members, retired members, stockholders and affiliated venture capital funds of such Holder, or the estates and family members of any such partners, retired partners, members and retired members and any trusts for the benefit of any of the foregoing person shall be deemed to be a single “Holder,” and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Holder,” as defined in this sentence.

(c) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with Section 2.5 hereof.

2.4 Form S-3 Registration. In case the Company shall receive from any Holder or Holders of Registrable Securities a written request or requests that the Company effect a registration on Form S-3 (or any successor to Form S-3) or any similar short-form registration statement and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders of Registrable Securities; and

(b) use all commercially reasonable efforts to effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.4:

(i) if Form S-3 is not available for such offering by the Holders;

(ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than one million dollars ($1,000,000);

(iii) if within thirty (30) days of receipt of a written request from any Holder or Holders pursuant to this Section 2.4, the Company gives notice to such Holder or Holders of the Company’s good faith intention to make a public offering within ninety (90) days, other than pursuant to a Special Registration Statement provided that such Holders were permitted to register such shares as requested to be registered pursuant to Section 2.3 hereof without reduction by the underwriter thereof and provided further that the Company is actively employing in good faith all commercially reasonable efforts to cause such registration statement to become effective;

(iv) if the Company shall furnish to the Holders a certificate signed by the Chairman of the Board of Directors of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than ninety (90) days after receipt of the request of the Holder or Holders under this Section 2.4; provided, that such right to delay a request shall be exercised by the Company not more than twice in any twelve (12) month period and provided further that the Company shall not register securities for the account of itself or any other stockholder during such 90 day period other than pursuant to a Special Registration Statement;

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(v) if the Company has, within the twelve (12) month period preceding the date of such request, already effected two (2) registrations on Form S-3 for the Holders pursuant to this Section 2.4, or

(vi) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

(c) Subject to the foregoing, the Company shall file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the requests of the Holders. Registrations effected pursuant to this Section 2.4 shall not be counted as demands for registration or registrations effected pursuant to Section 2.2.

2.5 Expenses of Registration. Except as specifically provided herein, all Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Section 2.2 or any registration under Section 2.3 or Section 2.4 herein shall be borne by the Company. All Selling Expenses incurred in connection with any registrations hereunder, shall be borne by the holders of the securities so registered pro rata on the basis of the number of shares so registered. The Company shall not, however, be required to pay for expenses of any registration proceeding begun pursuant to Section 2.2 or 2.4, the request of which has been subsequently withdrawn by the Initiating Holders, in the case of a registration proceeding begun pursuant to Section 2.2, or, in the case of a registration proceeding begun pursuant to Section 2.4, by the Holder or Holders requesting such registration pursuant to Section 2.4 or joining in such request pursuant to Section 2.4 (the “Requesting Holders”), unless (a) the withdrawal is based upon material adverse information concerning the Company of which the Initiating Holders or the Requesting Holders were not aware at the time of such request or (b) the Holders of at least sixty-six and two-thirds percent (66 2/3%) of Registrable Securities agree to forfeit their right to one requested registration pursuant to Section 2.2, in which event such right shall be forfeited by all Holders). If the Holders are required to pay the Registration Expenses, such expenses shall be borne by the holders of securities (including Registrable Securities) requesting such registration in proportion to the number of shares for which registration was requested. If the Company is required to pay the Registration Expenses of a withdrawn offering pursuant to clause (a) above, then the Holders shall not forfeit their rights pursuant to Section 2.2 to a demand registration.

2.6 Obligations of the Company. Whenever required to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to ninety (90) days or, if earlier, until the Holder or Holders have completed the distribution related thereto; provided, however, that at any time, upon written notice to the participating Holders and for a period not to exceed sixty (60) days thereafter (the “Suspension Period”), the Company may delay the filing or effectiveness of any registration statement or suspend the use or effectiveness of any registration statement (and the Holders participating in such registration hereby agree not to offer or sell any Registrable Securities pursuant to such registration statement during the Suspension Period and provided further that during any such period all officers and directors of the Company are also prohibited from selling securities of the Company (or any security of any of the Company’s subsidiaries or affiliates) except pursuant to pre-existing Rule 10b-5(1) trading plans) if the Company reasonably believes, based upon the good faith judgment of the Board of Directors of the Company, that the Company may, in the absence of such delay or suspension hereunder, be required under state or federal securities laws to disclose any corporate development the disclosure of which could reasonably be expected to have a material adverse effect upon the Company,

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its stockholders, a potentially significant transaction or event involving the Company, or any negotiations, discussions, or proposals directly relating thereto. In the event that the Company shall exercise its right to delay or suspend the filing or effectiveness of a registration hereunder, the applicable time period during which the registration statement is to remain effective shall be extended by a period of time equal to the duration of the Suspension Period. The Company may extend the Suspension Period for an additional consecutive sixty (60) days with the consent of the holders of a majority of the Registrable Securities registered under the applicable registration statement, which consent shall not be unreasonably withheld. If so directed by the Company, all Holders registering shares under such registration statement shall use their best efforts to deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holders’ possession, of the prospectus relating to such Registrable Securities current at the time of receipt of such notice. The Company shall not be required to file, cause to become effective or maintain the effectiveness of any registration statement that contemplates a distribution of securities on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.

(b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in subsection (a) above.

(c) Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(d) Use all commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing. The Company will use reasonable efforts to amend or supplement such prospectus in order to cause such prospectus not to include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g) Use all commercially reasonable efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a letter, dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters.

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(h) Cause all such Registrable Securities registered pursuant to this Section 2 to be listed on a national exchange or trading system and on each securities exchange and trading system on which similar securities issued by the Company are then listed.

(i) Provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

2.7 Termination of Registration Rights. All registration rights granted under this Section 2 shall terminate and be of no further force and effect on the earlier to occur of (i) five (5) years after the date of the Company’s first firmly underwritten public offering of its common stock pursuant to a registration statement filed with the Securities and Exchange Commission, and declared effective under the Securities Act if upon the closing of such offering all of the outstanding shares of Preferred Stock have been converted to Common Stock either (A) at the election of the holders of such Preferred Stock as provided in the Company’s Certificate of Incorporation, as such may be amended from time to time (the “Certificate”), or (B) pursuant to the provisions for the automatic conversion of such Preferred Stock as provided in the Certificate (a “Qualified IPO”), or (ii) upon an “Asset Transfer” or “Acquisition”, each as defined in the Certificate (a “Change of Control”) pursuant to which the proceeds to the stockholders of the Company, in each of the foregoing cases of this subsection (ii), consist solely of cash and/or publicly traded securities, or (iii) with respect to any Holder, at such time after as such Holder holds less than 1% of the Company’s outstanding Common Stock (treating all shares of Preferred Stock on an as converted basis), the Company has completed its Initial Offering and all Registrable Securities of the Company issuable or issued upon conversion of the Shares held by and issuable to such Holder (and its affiliates) may be sold pursuant to Rule 144 during any ninety (90) day period. Upon such termination, such shares shall cease to be “Registrable Securities” hereunder for all purposes.

2.8 Delay of Registration; Furnishing Information.

(a) No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

(b) It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 2.2, 2.3 or 2.4 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the registration of their Registrable Securities.

(c) The Company shall have no obligation with respect to any registration requested pursuant to Section 2.2 or Section 2.4 if, due to the operation of subsection 2.2(b), the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in Section 2.2 or Section 2.4, whichever is applicable.

2.9 Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 2.2, 2.3 or 2.4:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, members, officers and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”) by the Company: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement or incorporated reference therein, including any

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preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the offering covered by such registration statement; and the Company will reimburse each such Holder, partner, member, officer, director, underwriter or controlling person for any legal or other expenses reasonably incurred by them, promptly as such costs are accrued and submitted to the Company by invoice, in connection with investigating or defending any such loss, claim, damage, liability or action; provided however, that the indemnity agreement contained in this Section 2.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, member, officer, director, underwriter or controlling person of such Holder.

(b) To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its directors, its officers and each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors or officers or any person who controls such Holder, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, or partner, director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any of the following statements: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement or incorporated reference therein, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act (collectively, a “Holder Violation”), in each case to the extent (and only to the extent) that such Holder Violation occurs in reliance upon and in conformity with written information furnished by such Holder under an instrument duly executed by such Holder and stated to be specifically for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, or partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action if it is judicially determined that there was such a Holder Violation; provided, however, that the indemnity agreement contained in this Section 2.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided further, that in no event shall any indemnity under this Section 2.9 exceed the net proceeds from the offering received by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 2.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of

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the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.9, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.9.

(d) If the indemnification provided for in this Section 2.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) or Holder Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that in no event shall any contribution by a Holder hereunder, when combined with any amounts paid by such Holder pursuant to Section 2.9(b), exceed the net proceeds from the offering received by such Holder.

(e) The obligations of the Company and Holders under this Section 2.9 shall survive completion of any offering of Registrable Securities in a registration statement and the termination of this Agreement. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

2.10 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned by a Holder to a transferee or assignee of Registrable Securities that (a) is a subsidiary, parent, general partner, limited partner, retired partner, member or retired member, of a Holder, (b) is a Holder’s family member or trust for the benefit of an individual Holder, or (c) acquires at least two hundred thousand (200,000) shares of Registrable Securities (as adjusted for stock splits and combinations), or all of the Registrable Securities of a Holder who holds less than 200,000 shares of Registrable Securities; or (d) is an entity affiliated by common control (or other related entity, including affiliated venture capital funds) with such Holder provided, however, in each case (i) the transferor shall, within ten (10) days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and (ii) such transferee shall agree to be subject to all restrictions set forth in this Agreement.

2.11 Amendment of Registration Rights. Any provision of this Section 2 may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holders of at least sixty-six and two-thirds percent (66 2/3%) of the Registrable Securities then outstanding. Any amendment or waiver effected in accordance with this Section 2.11 shall be binding upon each Holder and the Company. By acceptance of any benefits under this Section 2, Holders of Registrable Securities hereby agree to be bound by the provisions hereunder.

2.12 Limitation on Subsequent Registration Rights. Other than as provided in Section 5.10, after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of at least sixty-six and two-thirds percent (66 2/3%) of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that would grant such holder registration rights senior to or on parity with those granted to the Holders hereunder, other than the right to a Special Registration Statement.

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2.13 “Market Stand-Off” Agreement. Each Holder hereby agrees that such Holder shall not sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any Common Stock (or other securities) of the Company held by such Holder (other than those included in the registration) for a period specified by the representative of the underwriters of Common Stock (or other securities) of the Company not to exceed one hundred eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act (or such longer period, not to exceed 18 days after the expiration of the 180-day period, as the underwriters or the Company shall request in order to facilitate compliance with FINRA Rule 2711 or similar or successor regulatory restriction) provided that such agreement shall apply only to the Company’s Initial Offering and provided, further, all officers and directors of the Company and holders of at least one percent (1%) of the Company’s voting securities are bound by and have entered into similar agreements.

2.14 Agreement to Furnish Information. Each Holder agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter that are consistent with the Holder’s obligations under Section 2.13 or that are necessary to give further effect thereto. In addition, if requested by the Company or the representative of the underwriters of Common Stock (or other securities) of the Company, each Holder shall provide, within ten (10) days of such request, such information as may be required by the Company or such representative in connection with the completion of any public offering of the Company’s securities pursuant to a registration statement filed under the Securities Act. The obligations described in Section 2.13 and this Section 2.14 shall not apply to a Special Registration Statement. The Company may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of said one hundred eighty (180) day period (or such longer period, not to exceed 18 days after the expiration of the 180-day period, as the underwriters or the Company shall request in order to facilitate compliance with FINRA Rule 2711). Each Holder agrees that any transferee of any shares of Registrable Securities shall be bound by Sections 2.13 and 2.14. The underwriters of the Company’s stock are intended third party beneficiaries of Sections 2.13 and 2.14 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

2.15 Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration or pursuant to a registration on Form S-3, the Company agrees to use its best efforts to:

(a) Make and keep public information available, as those terms are understood and defined in SEC Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of the first registration filed by the Company for an offering of its securities to the general public;

(b) File with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act; and

(c) So long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 of the Securities Act, and of the Exchange Act (at any time after it has become subject to such reporting requirements) or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3; a copy of the most recent annual or quarterly report of the Company filed with the Commission; and such other reports and documents as a Holder may reasonably request in connection with availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

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SECTION 3. COVENANTS OF THE COMPANY.

3.1 Basic Financial Information and Reporting.

(a) The Company will maintain true books and records of account in which full and correct entries will be made of all its business transactions pursuant to a system of accounting established and administered in accordance with generally accepted accounting principles consistently applied (except as noted therein), and will set aside on its books all such proper accruals and reserves as shall be required under generally accepted accounting principles consistently applied.

(b) So long as an Investor (with its affiliates) shall own not less than one million (1,000,000) shares of Registrable Securities (as adjusted for stock splits and combinations) (a “Major Investor”), as soon as practicable after the end of each fiscal year of the Company, and in any event within one hundred twenty (120) days thereafter (or within one hundred eighty (180) days thereafter with approval of the Board of Directors of the Company), the Company will furnish such Major Investor a balance sheet of the Company, as at the end of such fiscal year, and a statement of income and a statement of cash flows of the Company, for such year, all prepared in accordance with generally accepted accounting principles consistently applied (except as noted therein) and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail. Such financial statements shall be audited and accompanied by a certified report and opinion thereon by independent public accountants selected by the Company’s Board of Directors.

(c) The Company will furnish each Major Investor: (i) within forty-five (45) days after the end of each fiscal year an annual budget and operating plans for the following fiscal year (and as soon as available, any subsequent written revisions thereto); (ii) as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three quarters of each fiscal year of the Company, a balance sheet of the Company as of the end of such fiscal quarter, and a statement of income and a statement of cash flows of the Company for such fiscal quarter; and (iii) as soon as practicable after the end of each month, and in any event within thirty (30) days thereafter, a balance sheet of the Company as of the end of each such month, and a statement of income and a statement of cash flows of the Company for such month and for the current fiscal year to date, including a comparison to plan figures for such period, prepared in accordance with generally accepted accounting principles consistently applied (except as noted thereon), with the exception that no notes need be attached to such statements and year-end adjustments may not have been made.

(d) The Company will furnish each Major Investor such other information relating to the financial condition, business or corporate affairs of the Company as each Major Investor may from time to time reasonably request; provided, however, that the Company shall not be obligated under this subsection (d) to provide information which the Board of Directors determines in good faith is confidential or attorney-client privileged and should not, therefore, be disclosed.

3.2 Inspection Rights. Each Major Investor shall have the right to visit and inspect any of the properties of the Company or any of its subsidiaries, and to discuss the affairs, finances and accounts of the Company or any of its subsidiaries with its officers, and to review such information as is reasonably requested all at such reasonable times and as often as may be reasonably requested; provided, however, that the Company shall not be obligated under this Section 3.2 with respect to a Major Investor reasonably deemed by the Company to be a competitor of the Company or with respect to information which the Board of Directors determines in good faith is confidential or attorney-client privileged and should not, therefore, be disclosed and provided further that under no circumstances shall any Major Investor be deemed a “competitor” as a result of such Major Investors’, or such Major Investors’ affiliates’, investment in any of such Major Investors’, or such Major Investors’ affiliates’, portfolio companies.

3.3 Board Observer Rights. So long as JMI Equity Fund VII, L.P (“JMI”) holds at least one million (1,000,000) shares of Registrable Securities (as adjusted for stock splits and combinations), the Company shall allow one representative designated by JMI to attend all meetings of the Company’s Board of Directors and committees thereof in a nonvoting capacity, and in connection therewith, the

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Company shall give such representative copies of all notices, minutes, consents and other materials, financial or otherwise, which the Company provides to its Board of Directors and committees thereof at the same time and in the same manner as provided to such directors; provided, however, that the Company reserves the right to exclude such representative from access to any material or meeting or portion thereof if the Company believes that such exclusion is reasonably necessary to preserve the attorney-client privilege between the Company and its counsel or to avoid a conflict of interest.

3.4 Confidentiality of Records. Each Investor agrees to use the same degree of care as such Investor uses to protect its own confidential information to keep confidential any information furnished to such Investor that the Company identifies as being confidential or proprietary (so long as such information is not in the public domain), except that such Investor may disclose such proprietary or confidential information (i) to any partner, subsidiary or parent of such Investor for the purpose of evaluating its investment in the Company as long as such partner, subsidiary or parent is required to abide by the confidentiality provisions substantially similar to this Section 3.4; (ii) at such time as it enters the public domain through no fault of such Investor; (iii) that is communicated to it free of any obligation of confidentiality; or (iv) that is developed by Investor or its agents independently of and without reference to any confidential information communicated by the Company. Notwithstanding the foregoing, nothing in this Section 3.4 shall restrict the ability of any Investor that is an investment fund to disclose the existence and nature of its relationship with the Company to its affiliates, members or partners, or to provide its affiliates, members, limited partners or partners with periodic reports and such other financial information about the Company prepared by such Investor in the ordinary course of its business.

3.5 Reservation of Common Stock. The Company will at all times reserve and keep available, solely for issuance and delivery upon the conversion of the Shares, all Common Stock issuable from time to time upon such conversion.

3.6 Stock Vesting. Unless otherwise approved by the Board of Directors, all stock options and other stock equivalents issued after the date of this Agreement to employees, directors, consultants and other service providers shall be subject to vesting as follows: (a) twenty-five percent (25%) of such stock shall vest at the end of the first year following the earlier of the date of issuance or such person’s services commencement date with the Company, and (b) 1/36th of the remaining number of shares shall vest monthly thereafter over the following three (3) years. With respect to any shares of stock purchased by any such person, the Company’s repurchase option shall provide that upon such person’s termination of employment or service with the Company, with or without cause, the Company or its assignee shall have the option to purchase at cost any unvested shares of stock held by such person.

3.7 Proprietary Information and Inventions Agreement. The Company shall require all employees and consultants to execute and deliver a Proprietary Information and Inventions Agreement substantially in a form approved by the Company’s counsel.

3.8 Assignment of Right of First Refusal. In the event the Company elects not to exercise any right of first refusal or right of first offer the Company may have on a proposed transfer of any of the Company’s outstanding capital stock pursuant to the Company’s charter documents, by contract or otherwise, the Company shall, to the extent it may do so, assign such right of first refusal or right of first offer to each Major Investor. In the event of such assignment, each Major Investor shall have a right to purchase its pro rata portion of the capital stock proposed to be transferred. Each Major Investor’s pro rata portion shall be equal to the product obtained by multiplying (i) the aggregate number of shares proposed to be transferred by (ii) a fraction, the numerator of which is the number of shares of Registrable Securities held by such Major Investor at the time of the proposed transfer and the denominator of which is the total number of shares owned by all Major Investors at the time of such proposed transfer. Prior to the expiration of the Company’s right of first refusal or right of first offer, as applicable, which has been assigned hereunder, each Major Investor that elects to purchase all the shares available to it (a “Fully-Participating Investor”) may elect to purchase that portion of the shares of capital stock for which Major Investors were entitled to subscribe, but which were not subscribed for by the Major Investors, that is equal to the proportion that the number of shares of Registrable Securities then outstanding and held by such Fully-Participating Investor bears to the total number of shares of

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Common Stock issued and held, or issuable upon conversion of the Preferred Stock then held, by all Fully-Participating Investors who wish to purchase some of the unsubscribed shares. In the event that this Section 3.7 conflicts with that certain Amended and Restated Co-Sale Agreement, dated as of the date hereof (the “Co-Sale Agreement”), the terms of the Co-Sale Agreement shall apply.

3.9 Qualified Small Business. For so long as any of the Shares are held by an Investor (or a transferee in whose hands such Shares are eligible to qualify as “Qualified Small Business Stock” as defined in Section 1202(c) of the Internal Revenue Code of 1986, as amended (the “Code”)), the Company will use its reasonable efforts to comply with the reporting and recordkeeping requirements of Section 1202 of the Code, any regulations promulgated thereunder and any similar state laws and regulations.

3.10 Certain Covenants Relating to SBA Matters.

(a) So long as any Investor which is a licensed Small Business Investment Company (an “SBIC Investor”) holds any securities of the Company, the Company will at all times comply with the non-discrimination requirements of 13 C.F.R. Parts 112, 113 and 117.

(b) Within 45 days after the end of each fiscal year and at such other times as an SBIC Investor may reasonably request, the Company shall deliver to such SBIC Investor a written assessment, in form and substance satisfactory to such SBIC Investor, of the economic impact of such SBIC Investor’s financing specifying the full-time equivalent jobs created or retained in connection with such investment, and the impact of the financing on the Company’s business in terms of profits and on taxes paid by the Company and its employees. Upon request, the Company agrees to promptly provide each SBIC Investor with sufficient information to permit such Investor to comply with its obligations under the Small Business Investment Act of 1958, as amended, and the regulations promulgated thereunder and related thereto; provided, however, each SBIC Investor agrees that it will protect any information which the Company labels as confidential to the extent permitted by law. Any submission of any financial information under this Section shall include a certificate of the Company’s president, chief executive officer, treasurer or chief financial officer.

3.11 Termination of Covenants. The covenants of the Company contained in Sections 3.1 and 3.2 shall expire and terminate as to each Investor upon the earlier to occur of (i) the effective date of the registration statement pertaining to the Initial Offering, (ii) the Company becomes subject to the reporting provisions of the Exchange Act, or (iii) a Change of Control. All other covenants of the Company contained in Section 3 of this Agreement (other than the provisions of Section 3.4) shall expire and terminate as to each Investor upon the earlier to occur of (i) the effective date of the registration statement pertaining to a Qualified IPO, (ii) the Company becomes subject to the reporting provisions of the Exchange Act, or (iii) a Change of Control.

3.12 Directors’ Expenses. The Company shall reimburse all reasonable expenses incurred by any non-employee director, including in connection with attendance at Board meetings (including any meetings of committees of the Board of Directors) and any other meetings or events attended on behalf of the Company at the request of the Company’s Chief Executive Officer. Any travel reimbursements shall be consistent with the Company’s travel policies for its Chief Executive Officer and shall be prorated based on expenses incurred by such director on behalf of companies other than the Company.

3.13 Director and Officer Insurance. The Company shall maintain, from financially sound and reputable insurers, Directors and Officers liability insurance and Errors and Omissions insurance in an amount and on terms and conditions satisfactory to the Board of Directors.

3.14 Employment Practices Liability Insurance. The Company shall maintain, from financially sound and reputable insurers, Employment Practices Liability insurance in an amount and on terms and conditions satisfactory to the Board of Directors.

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3.15 Committee Membership. The directors elected by the holders of the Company’s Preferred Stock, as set forth in that Amended and Restated Voting Agreement of even date herewith, shall each have a right, at such director’s option, to serve on all committees of the Company’s Board of Directors, including, but not limited to, the Audit Committee and the Compensation Committee.

3.16 Right to Conduct Activities. The Company hereby acknowledges that certain of the Investors are investment funds, and as such invest in numerous portfolio companies, some of which may be deemed competitive with the Company’s business. No such Investor, nor its partners, affiliates, advisors or affiliated investment funds shall be liable to the Company for any claim arising out of, or based upon, (i) the investment by such Investor or any affiliated investment fund in any entity competitive to the Company, or (ii) actions taken by any partner, officer, advisor or other representative of such Investor or any of its affiliates to assist any such competitive company, whether or not such action was taken as a board member of such competitive company, or otherwise; provided, however, that nothing herein shall relieve such Investor or any other party from liability associated with misuse of the Company’s confidential information in contravention of Section 3.4 hereof.

3.17 Anti-Bribery. For this section “Group Company” means the Company and all its subsidiaries and “Government Official” means any officer or employee of a foreign government or government-controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or official thereof, or candidate for political office. The Company undertakes:

(a) that it will use commercially reasonable efforts to establish within a commercially reasonable period of time, but in any event within three months from the date of this Agreement, sufficient internal controls and procedures to ensure that all Group Companies and the Representatives are acting in accordance with the United States Foreign Corrupt Practices Act, as amended and United Kingdom Bribery Act 2010, if applicable; and

(b) that no Group Company nor any Representative shall take any actions in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Government Official or to any other person while knowing that all or some portion of such money or value will be offered, given or promised to a Government Official for the purpose of obtaining or retaining business or securing any improper advantage.

SECTION 4. RIGHTS OF FIRST REFUSAL.

4.1 Subsequent Offerings. Subject to applicable securities laws, each Major Investor shall have a right of first refusal to purchase its pro rata share of all Equity Securities, as defined below, that the Company may, from time to time, propose to sell and issue after the date of this Agreement, other than the Equity Securities excluded by Section 4.7 hereof. Each Major Investor’s pro rata share is equal to the ratio of (a) the number of shares of the Company’s Common Stock (including all shares of Common Stock issuable or issued upon conversion of the Shares) which such Major Investor is deemed to be a holder immediately prior to the issuance of such Equity Securities to (b) the total number of shares of the Company’s outstanding Common Stock (including all shares of Common Stock issued or issuable upon conversion of the Shares or upon the exercise of any outstanding warrants or options) immediately prior to the issuance of the Equity Securities. The term “Equity Securities” shall mean (i) any Common Stock, Preferred Stock or other security of the Company, (ii) any security convertible into or exercisable or exchangeable for, with or without consideration, any Common Stock, Preferred Stock or other security (including any option to purchase such a convertible security), (iii) any security carrying any warrant or right to subscribe to or purchase any Common Stock, Preferred Stock or other security or (iv) any such warrant or right. For purposes of this Section 4, the term “Major Investor” includes any general partners and affiliates of a Major Investor. A Major Investor shall be entitled to apportion the right of first offer hereby granted it among itself and its partners and affiliates in such proportions as it deems appropriate.

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4.2 Exercise of Rights. If the Company proposes to issue any Equity Securities, it shall give each Major Investor written notice of its intention, describing the Equity Securities, the price and the terms and conditions upon which the Company proposes to issue the same. Each Major Investor shall have fifteen (15) days from the giving of such notice to agree to purchase its pro rata share of the Equity Securities for the price and upon the terms and conditions specified in the notice by giving written notice to the Company and stating therein the quantity of Equity Securities to be purchased. Notwithstanding the foregoing, the Company shall not be required to offer or sell such Equity Securities to (i) any Major Investor who is not an “Accredited Investor” as such term is defined in the Securities Act, provided that such offer is otherwise only being made to Accredited Investors, or (ii) any Major Investor who would cause the Company to be in violation of applicable federal securities laws by virtue of such offer or sale.

4.3 Issuance of Equity Securities to Other Persons. If not all of the Major Investors elect to purchase their pro rata share of the Equity Securities, then the Company shall promptly notify in writing the Major Investors who do so elect and shall offer such Major Investors the right to acquire such unsubscribed shares on a pro rata basis. The Major Investors shall have five (5) days after receipt of such notice to notify the Company of its election to purchase all or a portion thereof of the unsubscribed shares. If the Major Investors fail to exercise in full the rights of first refusal, the Company shall have ninety (90) days thereafter to sell the Equity Securities in respect of which the Major Investor’s rights were not exercised, at a price and upon general terms and conditions not materially more favorable to the purchasers thereof than specified in the Company’s notice to the Major Investors pursuant to Section 4.2 hereof. If the Company has not sold such Equity Securities within ninety (90) days of the notice provided pursuant to Section 4.2, the Company shall not thereafter issue or sell any Equity Securities, without first offering such securities to the Major Investors in the manner provided in this Section 4.

4.4 Sale Without Notice. In lieu of giving notice to the Major Investors prior to the issuance of Equity Securities as provided in Section 4.2, the Company may elect to give notice to the Major Investors within thirty (30) days after the issuance of Equity Securities. Such notice shall describe the type, price and terms of the Equity Securities. Each Major Investor shall have twenty (20) days from the date of receipt of such notice to elect to purchase up to the number of shares that would, if purchased by such Major Investor, maintain such Major Investor’s pro rata share (as set forth in Section 4.1) of the Company’s equity securities. The closing of such sale shall occur within sixty (60) days of the date of notice to the Major Investors.

4.5 Termination and Waiver of Rights of First Refusal. The rights of first refusal established by this Section 4 shall not apply to, and shall terminate upon the earlier of (i) the effective date of the registration statement pertaining to a Qualified IPO or (ii) a Change in Control. The rights of first refusal established by this Section 4 may be amended, or any provision waived with the written consent of Major Investors holding at least sixty-six and two-thirds percent (66 2/3%) of the Registrable Securities held by all Major Investors, provided that (a) such amendment or waiver applies to all Major Investors in the same fashion (it being agreed that a waiver with respect to a particular transaction shall be deemed to apply to all Major Investors in the same fashion if such waiver does so by its terms, notwithstanding the fact that certain Major Investors may nonetheless, by agreement with the Company, purchase Equity Securities in such transaction), and (b) if the rights of first refusal established by this Section are waived with respect to a particular transaction and any Major Investor purchases Equity Securities in such transaction, then each Major Investor shall, subject to compliance with applicable securities laws, be given the reasonable opportunity to purchase Equity Securities in such transaction equal to the total amount of Equity Securities purchased by all Major Investors in such transaction multiplied by a fraction, the numerator of which is the number of shares of the Company’s Common Stock (including all shares of Common Stock issuable or issued upon conversion of the Shares) held by such Major Investor immediately prior to such transaction and the denominator of which is the total number of shares of the Company’s Common Stock (including all shares of Common Stock issuable or issued upon conversion of the Shares) held by all Major Investors immediately prior to such transaction.

4.6 Transfer of Rights of First Refusal. The rights of first refusal of each Major Investor under this Section 4 may be transferred to the same parties, subject to the same restrictions as any transfer of registration rights pursuant to Section 2.10.

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4.7 Excluded Securities. The rights of first refusal established by this Section 4 shall have no application to any of the following Equity Securities:

(a) up to 23,877,415 shares (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the date of this Agreement) of Common Stock (the “Option Pool”) (as such Option Pool may be increased from time to time by approval of the Board of Directors and the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Preferred Stock as required by the Company’s Certificate of Incorporation, as such may be amended from time to time) issued to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary, pursuant to the Company’s 2013 Equity Incentive Plan (or any similar successor stock purchase or stock option plans adopted by the Company), or any additional shares of Common Stock issued to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary, pursuant to stock purchase or stock option plans or other arrangements that are unanimously approved by the Board of Directors;

(b) stock issued or issuable pursuant to any rights or agreements, options, warrants or convertible securities outstanding as of the date of this Agreement; and stock issued pursuant to any such rights or agreements granted after the date of this Agreement, so long as the rights of first refusal established by this Section 4 were complied with or were inapplicable pursuant to any provision of this Section 4.6 with respect to the initial sale or grant by the Company of such rights or agreements;

(c) any Equity Securities issued for consideration other than cash pursuant to a merger, consolidation, strategic alliance, acquisition or similar business combination approved by the Board of Directors, including a majority of the directors appointed by the holders of the Shares;

(d) shares of Common Stock issued in connection with any stock split or stock dividend by the Company;

(e) shares of Common Stock issued upon conversion of shares of the Company’s Preferred Stock;

(f) any Equity Securities issued pursuant to any equipment loan or leasing arrangement, real property leasing arrangement, or debt financing from a bank or similar financial or lending institution approved by the Board of Directors, including a majority of the directors appointed by the holders of the Shares, and provided that the issuance of such shares is primarily for purposes other than the raising of additional capital through an equity financing;

(g) any Equity Securities that are issued by the Company pursuant to a Qualified IPO;

(h) any Equity Securities issued in connection with strategic transactions involving the Company and other entities, including (i) joint ventures, manufacturing, marketing or distribution arrangements or (ii) technology transfer or development arrangements; provided that the issuance of shares therein has been approved by the Company’s Board of Directors and provided that the issuance of such shares is primarily for purposes other than the raising of additional capital through an equity financing; and

(i) Equity Securities issued pursuant to the Purchase Agreement.

SECTION 5. MISCELLANEOUS.

5.1 Governing Law; Waiver of Jury Trial. This Agreement shall be governed by and construed under the laws of the State of California in all respects as such laws are applied to agreements among California residents entered into and to be performed entirely within California. The parties agree that any action brought by either party under or in relation to this Agreement, including without limitation

18.

to interpret or enforce any provision of this Agreement, shall be brought in, and each party agrees to and does hereby submit to the jurisdiction and venue of, any state or federal court located in the County of Santa Clara, California. WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

5.2 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors, assigns, heirs, executors, and administrators and shall inure to the benefit of and be enforceable by each person who shall be a holder of Registrable Securities from time to time; provided, however, that prior to the receipt by the Company of adequate written notice of the transfer of any Registrable Securities specifying the full name and address of the transferee, the Company may deem and treat the person listed as the holder of such shares in its records as the absolute owner and holder of such shares for all purposes, including the payment of dividends or any redemption price.

5.3 Entire Agreement. This Agreement, the Exhibits and Schedules hereto, the Purchase Agreement and the other documents delivered pursuant thereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any oral or written representations, warranties, covenants and agreements except as specifically set forth herein and therein.

5.4 Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

5.5 Amendment and Waiver.

(a) Except as otherwise expressly provided, this Agreement may be amended or modified only upon the written consent of the Company and the holders of at least sixty-six and two-thirds percent (66 2/3%) of the then-outstanding Registrable Securities.

(b) Except as otherwise expressly provided, the obligations of the Company and the rights of the Holders under this Agreement may be waived only with the written consent of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the then-outstanding Registrable Securities.

(c) For the purposes of determining the number of Holders or Investors entitled to vote or exercise any rights hereunder, the Company shall be entitled to rely solely on the list of record holders of its stock as maintained by or on behalf of the Company.

(d) Notwithstanding anything herein to the contrary, neither Section 3.3, nor this Section 5.5(d) may be amended, waived, discharged or terminated without the prior written consent of JMI Equity Fund VII, L.P.

19.

(e) Notwithstanding anything herein to the contrary, clause (b) of Section 4.5 may not be amended or waived without the prior written consent of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the then-outstanding Series G Stock.

5.6 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent, or approval of any kind or character on any party’s part of any breach, default or noncompliance under the Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

5.7 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the party to be notified at the address as set forth on the signature pages hereof or Exhibit A hereto or at such other address or electronic mail address as such party may designate by ten (10) days advance written notice to the other parties hereto.

5.8 Acknowledgment. The Company hereby acknowledges that certain Investors and their affiliated advisors and funds are professional investment managers and/or funds, and as such, invest in numerous portfolio companies, some of which may be deemed competitive with the Company’s business (as conducted or proposed to be conducted). Neither such Investor, nor its affiliates (including affiliated advisors and funds) shall be liable to the Company for any claim arising out of, or based upon, (i) the investment by such Investor or any affiliated fund in any entity competitive to the Company, or (ii) actions taken by any advisor, partner, officer or other representative of such Investor or any affiliated fund to assist any such competitive company, whether or not such action was taken as a board member of such competitive company, or otherwise.

5.9 Attorneys’ Fees. In the event that any suit or action is instituted under or in relation to this Agreement, including without limitation to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

5.10 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

5.11 Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company shall issue additional shares of its Preferred Stock pursuant to the Purchase Agreement, any purchaser of such shares of Preferred Stock shall become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement and shall be deemed an “Investor,” a “Holder” and a party hereunder.

5.12 Counterparts. This Agreement may be executed in any number of counterparts and by facsimile signature, each of which shall be an original, but all of which together shall constitute one instrument.

20.

5.13 Aggregation of Stock. All shares of Registrable Securities held or acquired by affiliated entities or persons or persons or entities under common management or control shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

5.14 Pronouns. All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as to the identity of the parties hereto may require.

5.15 Amendment of Prior Agreement. The Prior Agreement is hereby amended and superseded in its entirety and restated herein. Such amendment and restatement is effective upon the execution of this Agreement by the Company and Prior Investors holding at least sixty-six and two-thirds percent (66 2/3%) of the outstanding Registrable Securities under the Prior Agreement pursuant to Section 5.5 of the Prior Agreement. Upon such execution, all provisions of, rights granted and covenants made in the Prior Agreement are hereby waived, released and superseded in their entirety by the provisions hereof and shall have no further force or effect, including, without limitation, the right of first refusal under Section 4 of the Prior Agreement.

[THIS SPACE INTENTIONALLY LEFT BLANK]

21.

The foregoing AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT is hereby executed as of the date first above written.

COMPANY:

ADAPTIVE INSIGHTS, INC.

By:	/s/ Tom Bogan
Tom Bogan, Chief Executive Officer

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

SIGNATURE PAGE

The foregoing AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT is hereby executed as of the date first above written.

INVESTOR(S):

JMI EQUITY FUND VII, L.P.

By:	JMI Associates VII, L.L.C.
Its General Partner

By:	/s/ Peter Arrowsmith
Name:	Peter Arrowsmith
Title:	Managing Member

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

SIGNATURE PAGE

The foregoing AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT is hereby executed as of the date first above written.

INVESTOR(S):

BESSEMER VENTURE PARTNERS VIII L.P. BESSEMER VENTURE PARTNERS VIII INSTITUTIONAL L.P.

By: Deer VIII & Co. L.P., their General Partner
By: Deer VIII & Co. Ltd., its General Partner

By:	/s/ Scott Ring, General Counsel
Scott Ring, General Counsel

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

SIGNATURE PAGE

The foregoing AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT is hereby executed as of the date first above written.

INVESTOR(S):

NORWEST VENTURE PARTNERS XI, LP
By: Genesis VC Partners XI, LLC, General Partner

By:	NVP Associates, LLC,
Managing Member

By:	/s/ Sergio Monsalve
Title:
Name:	Sergio Monsalve

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

SIGNATURE PAGE

The foregoing AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT is hereby executed as of the date first above written.

INVESTOR(S):

INFORMATION VENTURE PARTNERS I, L.P.

By:	/s/ Robert Antoniades
Title:	President
Name:	Robert Antoniades

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

SIGNATURE PAGE

The foregoing AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT is hereby executed as of the date first above written.

INVESTOR(S):

ONSET VI, L.P.
By: ONSET VI Management, LLC its General Partner

By:	/s/ Terry Opdendyk
Terry Opdendyk, Managing Director

ONSET IV, L.P.
By: ONSET IV Management, LLC its General Partner

By:	/s/ Terry Opdendyk
Terry Opdendyk, Managing Director

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

SIGNATURE PAGE

The foregoing AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT is hereby executed as of the date first above written.

INVESTOR(S):

MONITOR VENTURE PARTNERS, LP
By: Monitor Venture Management, LLC, its General Partner

By:	/s/ Neal Bhadkamkar
Neal Bhadkamkar
Managing Member

MONITOR VENTURE PARTNERS I, LP
By: Monitor Venture Management, LLC, its General Partner

By:	/s/ Neal Bhadkamkar
Neal Bhadkamkar
Managing Member

MONITOR VENTURE MANAGERS
FUND I, LLC
By: Monitor Venture Management, LLC, its Managing Member

By:	/s/ Neal Bhadkamkar
Neal Bhadkamkar
Managing Member

MONITOR VENTURE PARTNERS A, LP
By: Monitor Venture Management I-A, LLC, its General Partner

By:	/s/ Neal Bhadkamkar
Neal Bhadkamkar
Managing Member

MONITOR VENTURE PARTNERS I-A, LP
By: Monitor Venture Management I-A, LLC, its General Partner

By:	/s/ Neal Bhadkamkar
Neal Bhadkamkar
Managing Member

MONITOR VENTURE MANAGERS FUND I-A, LLC
By: Monitor Venture Management I-A, LLC, its Managing Member

By:	/s/ Neal Bhadkamkar
Neal Bhadkamkar
Managing Member

MONITOR VENTURE PARTNERS I-B, LP
By: Monitor Venture Management I-B, LLC its General Partner

By:	/s/ Neal Bhadkamkar
Neal Bhadkamkar
Managing Member

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

SIGNATURE PAGE

The foregoing AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT is hereby executed as of the date first above written.

INVESTOR(S):

Monitor Venture Partners Annex, L.P.
By: Monitor Venture Annex Management, L.L.C. its General Partner

By:	/s/ Neal Bhadkamkar
Neal Bhadkamkar
Managing Member

Monitor Venture Partners I Annex, L.P.
By: Monitor Venture Annex Management, L.L.C. its General Partner

By:	/s/ Neal Bhadkamkar
Neal Bhadkamkar
Managing Member

Monitor Venture Partners A Annex, L.L.C.
By: Monitor Venture Annex Management, L.L.C. its General Partner

By:	/s/ Neal Bhadkamkar
Neal Bhadkamkar
Managing Member

Monitor Venture Partners I-A Annex, L.L.C.
By: Monitor Venture Annex Management, L.L.C. its General Partner

By:	/s/ Neal Bhadkamkar
Neal Bhadkamkar
Managing Member

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

SIGNATURE PAGE

The foregoing AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT is hereby executed as of the date first above written.

INVESTOR(S):

CVP SBIC, L.P.

By: CV SBIC, Inc., its General Partner

By:	/s/ Derek J. Blazensky
Name:	Derek J. Blazensky
Title:	General Partner

CARDINAL VENTURE AFFILIATES, L.P.

By: Cardinal Ventures, LLC, its General Partner

By:	/s/ Derek J. Blazensky
Name:	Derek J. Blazensky
Title:	General Partner

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

SIGNATURE PAGE

The foregoing AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT is hereby executed as of the date first above written.

INVESTOR(S):

MYDAP LLC

By:	/s/ Scott Whitefoot
Title:	Board Member
Name:	Scott Whitefoot

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

SIGNATURE PAGE

The foregoing AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT is hereby executed as of the date first above written.

INVESTOR(S):

GRANITE INVESTMENTS AND ACQUISITIONS, LLC

By:	/s/ Jeff L. Biggert
Title:	Manager
Name:	Jeff L. Bigert

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

SIGNATURE PAGE

The foregoing AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT is hereby executed as of the date first above written.

INVESTOR(S):

By:	/s/ Max P. Watson
Max P. Watson

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

SIGNATURE PAGE

The foregoing AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT is hereby executed as of the date first above written.

INVESTOR(S):
By:	/s/ John Gaff
John Graff

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

SIGNATURE PAGE

The foregoing AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT is hereby executed as of the date first above written.

INVESTOR(S):
AUSTIN LEE VENTURES, LTD
By:	/s/ William Austin
Title:	Manager
Name:	William Austin

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

SIGNATURE PAGE

EXHIBIT A

SCHEDULE OF INVESTORS

NAME AND ADDRESS

JMI EQUITY FUND VII, L.P.

BESSEMER VENTURE PARTNERS VIII L.P.

BESSEMER VENTURE PARTNERS VIII INSTITUTIONAL L.P.

INFORMATION VENTURE PARTNERS I, L.P.

ONSET VI, L.P.

ONSET IV, L.P.

MONITOR VENTURE PARTNERS I-B, LP

MONITOR VENTURE PARTNERS I, L.P.

MONITOR VENTURE PARTNERS, L.P.

MONITOR VENTURE MANAGERS FUND I, L.L.C.

MONITOR VENTURE PARTNERS I-A, L.P.

MONITOR VENTURE PARTNERS A, L.P.

MONITOR VENTURE MANAGERS FUND I-A, L.L.C.

MONITOR VENTURE PARTNERS ANNEX, L.P.

MONITOR VENTURE PARTNERS I ANNEX, L.P.

MONITOR VENTURE PARTNERS A ANNEX, L.L.C.

MONITOR VENTURE PARTNERS I-A ANNEX, L.L.C.

CVP SBIC, L.P.

CARDINAL VENTURE AFFILIATES, L.P.

A. BROOKE SEAWELL

LESLIE F. MURDOCK, LIVING TRUST

WILLIAM A. SOWARD

VENTURE LENDING & LEASING III, LLC

MYDAP LLC

GRANITE INVESTMENTS AND ACQUISITIONS, LLC

MAX WATSON

AUSTIN LEE VENTURES, LTD

SALESFORCE.COM INC.

JEFFRREY E. EPSTEIN AND SUE H. EPSTEIN, TTEES UTD 6/22/2012

CODD REVOCABLE TRUST U/A DTD 03-06-1998

EXHIBIT A

LIST OF INVESTORS

NORWEST VENTURE PARTNERS XI, LP

PATRICIA CHANDLER SEAWELL REVOCABLE TRUST DTD 5/5/2008

JOHN GRAFF

EXHIBIT A

LIST OF INVESTORS